EXHIBIT 99.1

19th Floor, Didu Building, Pearl River Plaza No.2 North Longkun Road Haikou City, Hainan Province China 570125

Shiner International, Inc. Announces First Quarter 2010 Financial Results

Haikou, CHINA - May 12, 2010 –Shiner International, Inc. (Nasdaq: BEST), an emerging global supplier of anti-counterfeiting and advanced packaging products, today announced financial results for the quarter ended March 31, 2010.

Financial Summary

First Quarter Results

·	Earnings per share of $0.04 for the quarter, unchanged from the prior quarter, and up from $(0.01) in the 2009 first quarter.

·	Total revenue increased 63.9% in the first quarter from $7.1 million in 2009 to $11.6 million for the first quarter of 2010.

·	Net income of $0.92 million, compared to a net loss of $0.28 million in the first quarter of 2009.

The following table sets forth the markets and the percentage of packaging film revenue for each market for the quarter ended March 31, 2010 and 2009, respectively:

	Percent of Total Revenue
	For the Quarter Ended March 31,
	2010	2009
BOPP based film	35.7%	47.4%
Coated film	40.3%	27.7%
Anti-counterfeiting film	18.0%	17.1%
Color printed packaging	6.0%	7.8%

Revenues and Earnings

Shiner's revenue for the three months ended March 31, 2010 increased 7.5% on a sequential basis from the quarter ended December 31, 2009, and increased 63.9% when compared to the same period in 2009.  The quarter to quarter increases in revenue related directly to increases in sales in two of Shiner's main business lines, including a 138% increase in coated film sales from $2.0 million for the first quarter 2009 compared to $4.7 million for the quarter ended March 31, 2010. Anti-counterfeit film sales increased 73% to $2.1 million from the comparable period a year ago of $1.2 million. Revenue from BOPP tobacco film sales was $4.1 million for the quarter ended March 31, 2010, an increase of 23% from the same period one year ago. Revenue from color printing increased 25% to $0.7 million in the first quarter in 2010 from $0.5 million from the comparable period in 2009.

The table below shows a product breakdown of 1st quarter 2010 consolidated net sales (in millions) based on product and percentage variances from 2009:

Product	Net Sales Q1 FY 2010	% Change Q1 FY 2009	% Change in Volume	% Change in Price
BOPP Tobacco Film	4.1	23	14	2
Coated Film	4.7	138	166	(11)
Anti-Counterfeit	2.1	73	50	47
Color Printing	.7	25	25	—

The table below shows a product breakdown of the quarter ended March 31, 2010 domestic sales (in millions) based on product and percentage variances from 2009:

Product	Net Sales Q1 FY 2010	% Change Q1 FY 2009	% Change in Volume	% Change in Price
BOPP Tobacco Film	4.1	23	14	2
Coated Film	3.8	254	291	9
Anti-Counterfeit	.7	818	523	44
Color Printing	.6	13	13	—

International sales for the quarter ended March 31, 2010 totaled $2.4 million and accounted for 20% of Shiner's total revenues in comparison to $1.8 million, or 25%, for the comparable period in 2009.  A 29.6% or, $0.5 million, increase in international sales was primarily due to a 49% increase in anti-counterfeit film sales.

The table below shows a product breakdown of the first quarter 2010 international sales (in millions, based on product and percentage variances from 2009:

Product	Net Sales Q1 FY 2010	% Change Q1 FY 2009	% Change in Volume	% Change in Price
Coated Film	.9	2	(9)	12
Anti-Counterfeit	1.4	49	40	7
Color Printing	.1	—	—	—

Cost of goods sold increased 4.7% on a sequential basis from the quarter ended December 31, 2009, and increased $3.1 million or 47%, from $6.6 million in the first quarter of 2009 to $9.7 million in the first quarter of 2010. Cost of goods sold represented 84% and 93% of our total revenue in the quarter ended March 31, 2010 and 2009, respectively.

Our gross profit for the quarter ended March 31, 2010 was about $ 1.9 million, which represented a gross margin of 16.3% and an increase of 143% from a gross margin of 6.7% for the quarter ended March 31, 2009.  The increase in gross margin was a direct consequence of an increase in the selling prices of our products, a decrease in overhead unit rates as a result of increased production volume, and lower raw material prices.

Our selling, general and administrative expenses increased by about 5.4% to $845,142 for the quarter ended March 31, 2010 compared to $801,769 for the comparable period in 2009.

Income from operations was $1.0 million for the 2010 first quarter compared to a $0.3 million loss in the same period of the prior year.

For the first quarter of fiscal 2010, Shiner reported net income of $0.9 million which compared to a net loss of $0.3 million in the same period of the prior year. Earnings per share were $0.04 for the first quarter of fiscal 2010 compared to an adjusted net loss of $0.01 for the first quarter of fiscal 2009. The improvement reflects significantly higher sales volume, increased manufacturing capacity utilization, higher selling prices, and lower raw material costs. The company’s productivity and cost-cutting actions are essentially tracking according to plan.

At March 31, 2010, we had $1.8 million in cash and cash equivalents on hand.  On March 31, 2010, we had five short-term loans outstanding for a total of $3.2 million and we had working capital of $11.6 million, an increase of $225,573 from December 31, 2009.

Management Comments

Mr. Qingtao Xing, Shiner’s C.E.O., commented, “We are encouraged by the continued positive trends in revenue in the first quarter; our gross profit was positively impacted by improved product mix toward our higher margin products, anti counterfeit and coated film. The improvement reflects significantly higher sales volume, increased manufacturing capacity utilization, higher realized sales prices, lower raw material costs, and partly offset by fixed cost increases for growth investments. The company’s productivity and cost-cutting actions are essentially tracking according to plan.  Since the implementation of the Food Safety Law (FSL) in June 2009, we are experiencing an increase of inquiries from food manufacturers. This interest affects our entire breadth of products and we are confident this will lead to an overall improvement in our business.  Our Hainan manufacturing facility will be completed in June 2010 and is expected to be fully operational in October. We have purchased a new BOPP line at the cost of approximately $13,200,000.   The equipment is expected to be delivered early in the first quarter of 2011, installed in the latter part of the first quarter of 2011 and operational in the second quarter of 2011.  With the completion of this facility and the increase in our manufacturing capacity, Shiner will be well positioned to be the prime beneficiary of increased domestic consumption, a growing world economy, and increased market penetration through the recently enacted FSL.  We believe that Shiner will continue to improve its revenue and net income and provide significant value to our shareholders."

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou China.

Approximately 69% percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at www.shinerinc.com.

Safe Harbor Statements

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.

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Contact:

Shiner International, Inc.
Jeffrey T. Roney
Chief Financial Officer
Email: jeffrey.roney@shinerinc.com
Phone : (434) 531 4146